CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the use of our report dated January 25, 2002, except for Note 18, as to which the date is February 21, 2002, on the financial statements of Branch County Federal Savings & Loan Association of Coldwater (the "Bank") and to the reference made to us under the captions "Experts" and "Legal and Tax Opinions" in the Application for Conversion filed by the Bank with the Office of Thrift Supervision and in the Registration Statement on Form SB-2 filed by Monarch Community Bancorp, Inc. with the United States Securities and Exchange Commission.

/s/ PLANTE & MORAN, LLP

Plante & Moran, LLP
Kalamazoo, Michigan
May 11, 2002